EXHIBIT 99.1



                 Amendment No. 2 to Agreement and Plan of Merger

         This Amendment No. 2 dated as of May 27, 1997 to Agreement and Plan of Merger dated as of September 4, 1996, as amended (the "Merger Agreement"), among Staples, Inc. ("Staples"), Marlin Acquisition Corp. ("Sub") and Office Depot, Inc. ("Office Depot").

         WHEREAS, Staples, Sub and Office Depot desire to amend the Merger Agreement upon the terms set forth below.

         NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

         1. Section 8.01(b) of the Merger Agreement is hereby amended to read in its entirety as follows:

                  "(b) by either Staples or Office Depot if the Merger shall not have been consummated by June 30, 1997 (the "Outside Date"), provided that the right to terminate this Agreement under this Section 8.01(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or"

         2. The following new Section 8.06 is hereby added to the Merger Agreement immediately after Section 8.05:

                  "Section 8.06. Additional Termination Right. Notwithstanding anything to the contrary in this Agreement, (i) Staples and Office Depot shall each have the right to terminate this Agreement, by written notice to the other, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Office Depot or Staples, at any time during the period commencing upon the issuance by the United States District Court for the District of Columbia (the "District Court") in Civil Action No. 97-701 of its ruling disposing of the FTC's motion for a preliminary injunction with respect to the Merger and ending at 11:59 p.m. (Boston time) on the fourth business day following the day on which the written ruling of the District Court disposing of such motion is first published, and
         (ii) neither Staples nor Office Depot shall be under any obligation to effect the Merger prior to the expiration of the termination right set forth in clause (i) of this Section 8.06."

         3. Except as amended hereby, the Merger Agreement shall remain in full force and effect in accordance with its terms.

         WHEREAS, Staples, Sub and Office Depot have caused this Amendment to be signed by the respective officers thereunto duly authorized as of the date first above written.

                                                    STAPLES, INC.



                                                    By: /s/ Thomas G. Stemberg
                                                        ----------------------

                                                    MARLIN ACQUISITION CORP.



                                                    By: /s/ Thomas G. Stemberg
                                                        ----------------------

                                                    OFFICE DEPOT, INC.



                                                    By: /s/ David I. Fuente
                                                        ----------------------


                                       -7-